Exhibit 10.1

Waiver and Eighth Amendment

This Waiver and Eighth Amendment, dated as of November 7, 2003 (this “Agreement”), is made in respect of the Credit and Guarantee Agreement, dated as of June 26, 1997 (as amended and in effect, the “Credit Agreement”), among Bush Industries, Inc., a Delaware corporation (the “Company”), each Foreign Subsidiary Borrower (as defined in the Credit Agreement) (together with the Company, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). The Credit Agreement was previously amended by the First through Seventh Amendments thereto among the Borrowers, the Lenders and the Administrative Agent.

Statement of the Premises

The Company has failed to comply with certain financial covenants in the Credit Agreement as of the fiscal quarter ending September 27, 2003 and the Company expects to fail to comply with certain financial covenants in the Credit Agreement as of the fiscal quarter ending January 3, 2004. The Company has requested that the Lenders and Administrative Agent waive such noncompliance until March 1, 2004 (the “Waiver Expiration Date”). In addition, the Lenders and Administrative Agent desire to amend certain provisions of the Credit Agreement.

Statement of Consideration

Accordingly, in consideration of the premises and under the authority of Section 5-1103 of the New York General Obligations Law, the Borrowers, the Lenders and the Administrative Agent agree as follows.

Agreement

I. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

II. Waiver and Limitation of Waiver.

(a) Waiver. Upon the satisfaction of all conditions set forth in Part IV hereof, but subject to Section (b) of this Part II below, the Lenders and Administrative Agent waive any and all noncompliance by the Company with subsections 10.1 and 10.2 of the Credit Agreement computed as at the fiscal quarter end dates of September 27, 2003 and January 3, 2004 (and only in respect of compliance required or computed as at such fiscal quarter end dates) and any or all noncompliance by the Company with subsection 10.3 of the Credit Agreement at any time to (but not including) the Waiver Expiration Date, together with the right to deem any such noncompliance within the description of the foregoing waiver as an “Event of Default” pursuant to Section 12 of the Credit Agreement or a failure of a condition precedent or a breach of warranty under subsection 8.3 of the Credit Agreement (collectively, the “Waiver”).

(b) Limitation of Waiver. Upon the Waiver Expiration Date, unless this Agreement shall have been amended to the contrary by a further written agreement formally executed by the parties and complying with the requirements of subsection 14.1 of the Credit Agreement, the Waiver shall automatically and immediately terminate (without cure period or notice) and shall be of no further force and effect, and any noncompliance described and waived pursuant to and under the Waiver shall constitute an Event of Default under the Credit Agreement with the same force and effect as though the Waiver had never been in effect prior to the Waiver Expiration Date. The Borrowers acknowledge and agree that the Administrative Agent and the Lenders have not made any agreement whatsoever to extend the Waiver Expiration Date or to otherwise forbear from the acceleration and collection of all of the Obligations on or after the Waiver Expiration Date. The Waiver is without limitation of the rights of the Administrative Agent and the Lenders in respect of any Default or Event of Default arising under any provision in the Credit Agreement which is not expressly and specifically subject to the Waiver.

III. Amendments to Credit Agreement.

(a) Amendments to Subsection 1.1; Additional Definitions. Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions.

“Eighth Amendment Effective Date”: November 7, 2003.

“Net Cash Proceeds”: with respect to any sale, lease, transfer or other disposition of any asset, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of the seller in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, legal fees, finder’s fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction in each case to the extent, but only to the extent, that the amounts so deducted are, on or about the time of receipt of such cash, actually paid by the Company or its Subsidiary and are properly attributable to such transaction or to the asset that is the subject thereof.

(b) Amendment to Subsection 1.1: Definition of “Applicable Margin”. The definition of “Applicable Margin” contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting subsection (d) of such definition in its entirety and substituting in lieu thereof the following:

(d) for each day from and after the Eighth Amendment Effective Date, the Applicable Margin shall be four percent (4%) per year.

(c) Amendment to Subsection 1.1: Definition of “Commitment Fee Rate”. The definition of “Commitment Fee Rate” contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting subsection (d) of such definition in its entirety and substituting in lieu thereof the following:

(d) for each day from and after the Eighth Amendment Effective Date, the Commitment Fee Rate shall be three quarters of one percent (.75%) per year.

(d) Amendment to Subsection 1.1: Definition of “Consolidated EBITDA”. The definition of “Consolidated EBITDA” contained in subsection 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and substituting in lieu thereof the following:

“Consolidated EBITDA”: for any period, the sum of (a) Consolidated Net Income for such fiscal period plus (b) the amount of income and franchise taxes and depreciation deducted in determining such Consolidated Net Income plus (c) the amount of Consolidated Interest Expense for such period plus

(d) amortization of Intangible Assets deducted in determining such Consolidated Net Income, provided, however, that in any computation of Consolidated Net Income, the following items, without duplication, shall be disregarded: (i) non-cash charges deducted in determining Consolidated Net Income for any period due to impairments recorded in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142 and 144, (ii) any extraordinary or non-recurring non-cash gains or losses that are included in determining Consolidated Net Income; and (iii) the fees and expenses of the types set forth on Schedule 1 hereto in amounts (on an accrual basis) not exceeding the limits set forth on Schedule 1 for each of the periods indicated on Schedule 1.

(e) Amendment to Subsection 1.1: Definition of “Interest Period”. The definition of “Interest Period” contained in subsection 1.1 of the Credit Agreement is hereby amended by adding the word “and” at the end of subsection (b) of such definition and by inserting subsection (c) thereto immediately after subsection (b) reading as follows:

(c) From and after the Eighth Amendment Effective Date, the Interest Period for Multicurrency Loans shall be one week.

(f) Amendment to Subsection 2.1: Revolving Credit Commitments. Subsection 2.1 of the Credit Agreement is hereby amended by deleting paragraph (b) of such subsection in its entirety and substituting in lieu thereof the following:

(b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans, (iii) NYBOR Loans or (iv) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 2.3 and 6.2, provided that on and after the Eighth Amendment Effective Date, no Revolving Credit Loan shall be made or renewed as a Eurodollar Loan or a NYBOR Loan (but Eurodollar Loans and NYBOR Loans in existence on the Eighth Amendment Effective Date will continue to the end of their corresponding Interest Periods).

(g) Amendment to Subsection 4.3: Procedure for Multicurrency Borrowing. Subsection 4.3 of the Credit Agreement is hereby amended by adding the following phrase at the end of the first sentence:

, provided that on and after the Eighth Amendment Effective Date, each Interest Period shall only be one week.

(h) Amendment to Subsection 6.1: Interest rates and Payment Dates. Subsection 6.1 of the Credit Agreement is hereby amended by deleting paragraph (c) of such subsection in its entirety and substituting in lieu thereof the following:

(c) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per year equal to the Alternate Base Rate for such day plus the ABR Margin, which shall be one and one-quarter percent (1.25%) from and after the Eighth Amendment Effective Date.

(i) Amendment to Subsection 6.1: Interest rates and Payment Dates. Subsection 6.1 of the Credit Agreement is hereby amended by deleting paragraph (e) of such subsection in its entirety and substituting in lieu thereof the following:

(e) If any Default or Event of Default shall occur and be continuing, and upon notice by the Administrative Agent upon the direction of the Required Lenders, each Loan shall bear additional interest at a rate of two percent (2%) per year from the date of such notice until such Default or Event of Default is cured or waived, in addition to all other interest borne by each such Loan.

(j) Amendment to Subsection 6.4: Optional and Mandatory Prepayments. Subsection 6.4 of the Credit Agreement is hereby amended by re-designating paragraphs (d), (e), (f) and (g) of such subsection as paragraphs (e), (f), (g) and (h), respectively, and by inserting paragraph (d) to such subsection immediately following paragraph (c), reading in its entirety as follows:

(d) In the event of any sale of assets permitted under paragraph (b) of subsection 10.8(b) of this Agreement, other than any exception permitted by the Administrative Agent pursuant to clause (iv) of such paragraph, the Company shall deliver immediately upon the consummation of any such sale all Net Cash Proceeds thereof to the Administrative Agent for repayment of the Loans with a corresponding reduction of the Revolving Credit Commitments of each Lender (according to the Revolving Credit Commitment Percentages).

(k) Amendment to Subsection 7.22: Electronic Information. Subsection 7.22 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

7.22 Electronic Submission of Information. All information submitted electronically by a Borrower, or an agent of a Borrower on its behalf, in response to a request of a Lender or the Administrative Agent, or in compliance with the ongoing requirements of this Agreement, will be accurate, complete, and have the same legal effect as though written on a paper bearing the pen and ink signature of the person submitting such information.

(l) Amendments to Subsection 9.2: Certificates; Other Information. Subsection 9.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of paragraph (d) of such subsection, by re-designating paragraph (e) of such subsection as paragraph (h) of such subsection, and by inserting paragraphs (e), (f) and (g) to such subsection immediately following paragraph (d) of such subsection, reading in their entirety as follows:

(e) Within thirty (30) days after the end of each fiscal quarter, a projection of the operating budget and cash flow budget of the Company and its Subsidiaries for the current fiscal quarter on a consolidated and consolidating basis, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are misleading in any material respect.

(f) Within thirty seven (37) days after the fiscal month ending January 3, 2004 and twenty (20) days after the end of each other fiscal month, an unaudited, condensed, consolidating and consolidated balance sheet of the Company and its Domestic Subsidiaries as at the end of each such month and the related unaudited, condensed, consolidated and consolidating statements of income and cash flows of the Company and its Domestic Subsidiaries for the portion of the fiscal year through the end of such month, setting forth in each case in comparative form such figures in relation to the budget for such period, accompanied by a certificate of a Responsible Officer to the effect that such Responsible Officer has no reason to believe such statements are incorrect or misleading in any material respect (subject to normal year-end audit adjustments);

(g) By Friday of each week: (i) a cash flow forecast for the period which is the longer of (A) through February 29, 2004, or (B) fourteen weeks, accompanied by a certificate of a Responsible Officer to the effect that such forecast has been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe such forecasts are misleading in any material respect, (ii) a report of the prior week’s cash flow and a comparison thereof to the budget, (iii) a report of the prior week’s inventories and accounts receivable on a consolidated and consolidating basis, and (iv) a report of the Company’s implementation of cost reduction measures.

(m) Amendment to Subsection 9.13: Outside Consultant. Subsection 9.13 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

9.13 Outside Consultant. Permit the Administrative Agent to retain for the benefit of the Lenders a consultant having full access to the Borrowers for the purposes of (i) monitoring and reporting to the Administrative Agent and the Lenders on progress made by the Company toward achieving its strategic alternatives and (ii) performing such other services as the Administrative Agent or Lenders reasonably may require. The Company shall pay the fees and expenses of such consultant.

(n) Addition of Subsection 9.15: Field Examination. The Credit Agreement is hereby amended by adding subsection 9.15 thereto as follows:

9.15 Field Examination and Appraisals. Permit the Administrative Agent, for the benefit of and at the discretion and instruction of the Required Lenders, prior to March 1, 2004, using employees, agents and independent contractors of its choice: (i) to perform field examinations of the assets of the Company and its Subsidiaries, and (ii) to obtain appraisals of the inventories of the Company and its Subsidiaries. The Company shall pay the fees and expenses of all such field examinations and appraisals.

(o) Amendment to Subsection 10.8: Limitation on Sale of Assets. Subsection 10.8 of the Credit Agreement is hereby amended by deleting paragraph (b) of such subsection in its entirety and substituting in lieu thereof the following:

(b) the sale or disposition of any property (other than inventory) in a single transaction or related series of transactions: (i) which has a sale price of less than $250,000 and is consented to by the Administrative Agent; or (ii) which is consented to by the Required Lenders; and (iii) in either case, the Net Cash Proceeds of which are delivered immediately to the Administrative Agent in accordance with paragraph (d) of subsection 6.4, provided further that (iv) the Administrative Agent may, in its discretion and in response to a prior written request from the Company, permit the Company and its Subsidiaries to make specific alternative applications of the Net Cash Proceeds from sales permitted under clause (i) of this Paragraph (b) up to an aggregate amount not exceeding $1,000,000.

(p) Amendment to Section 10: Consolidated EBITDA. Section 10 of the Credit Agreement is hereby amended by adding subsection 10.19 thereto as follows:

10.19 Consolidated EBITDA. Achieve a Monthly Consolidated EBITDA and 12 Month Consolidated EBITDA at the end of each of the following monthly periods of not less than the following amounts, provided that failure to achieve a Monthly Consolidated EBITDA shall not be a Default or Event of Default hereunder unless the Company shall also fail to achieve the corresponding 12 Month Consolidated EBITDA for such month:

Month Ending	Monthly Consolidated EBITDA	12 Month Consolidated EBITDA
October 25, 2003	$(625,000)	$14,950,000
November 22, 2003	$1,100,000	$14,000,000
January 3, 2004	$950,000	$13,000,000
January 31, 2004	$575,000	$13,000,000
February 28, 2004	$575,000	$13,000,000

As used in this subsection 10.19, “Monthly Consolidated EBITDA” means Consolidated EBITDA for the monthly fiscal period just ended and “12 Month Consolidated EBITDA” means Consolidated EBITDA for the preceding twelve monthly fiscal periods computed on a rolling basis at the end of each fiscal month.

IV. Conditions to Effectiveness. This Agreement shall become effective on the date on which (a) the Company, the Foreign Subsidiary Borrowers and the Required Lenders shall have executed and delivered to the Administrative Agent this Agreement; (b) the Administrative Agent shall have received, for the account of each Lender, a fee in the amount set forth in Annex A hereto as the Eighth Amendment Fee for such Lender; (c) the Administrative Agent shall have received a certified copy of resolutions of the Board of Directors of each of the Borrowers authorizing this Agreement; (d) the Administrative Agent shall have received a satisfactory written legal opinion of counsel to the Company covering such matters with respect to this Agreement as the Administrative Agent shall reasonably request; and (e) the Administrative Agent shall have received a General Release in substantially the form of Exhibit

A hereto from each of the Borrowers and each Subsidiary of the Company which is a signatory to a Loan Document.

V. Representations and Warranties. The representations and warranties made by the Borrowers in the Loan Documents are true and correct in all material respects on and as of the Eighth Amendment Effective Date, after giving effect to the effectiveness of this Agreement, as if made on and as of the Eighth Amendment Effective Date, except to the extent that such representations and warranties expressly relate to a specific earlier date in which case the Company hereby confirms, reaffirms and restates such representations and warranties as of such earlier date.

VI. Payment of Expenses. The Company agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

VII. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the Notes are and shall remain in full force and effect.

VIII. Governing Law; Counterparts. (a) This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (without regard to conflict-of-laws rules which would require the application of the laws of any other jurisdiction).

(b) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all of the parties shall be lodged with the Company and the Administrative Agent. This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

Bush Industries, Inc.

By:	/s/
Title:

Rohr-Bush GMBH & Co., as a Foreign Subsidiary Borrower

By:	/s/
Title:

Bush Viotechnik GMBH, as a Foreign Subsidiary Borrower

By:	/s/
Title:

JPMorgan Chase Bank, as Administrative Agent and a Lender

By:	/s/
Title:

Wachovia Bank, National Association

By:	/s/
Title:

PNC Bank, National Association

By:	/s/
Title:

National City Bank Of Pennsylvania

By:	/s/
Title:

HSBC Bank USA

By:
Title:

Fleet National Bank

By:	/s/
Title:

Citizens Bank Of Pennsylvania

By:	/s/
Title:

Schedule 1

Schedule Of Periodic Limits For Fees And Expenses Which Are Excluded From

Consolidated EBITDA (As Accrued During Each Period)

1.	During the period from September 28, 2003 to January 3, 2004:

a.	Severance expenses and expenses for maintenance of the Saint Paul facility in an aggregate amount not to exceed $1,500,000; and

b.	Fees and expenses related to the restructure (such as bank fees, legal fees, appraisal fees, consultant fees, investment banker fees) in an aggregate amount not to exceed $3,200,000.

2.	During the period from January 4, 2004 to March 1, 2004:

a.	Severance expenses and expenses for maintenance of the Saint Paul facility in an aggregate amount not to exceed $150,000; and

b.	Fees and expenses related to the restructure (such as bank fees, legal fees, appraisal fees, consultant fees, investment banker fees) in an aggregate amount not to exceed $1,000,000.

ANNEX A

Eighth Amendment Fee

Lender	Eighth Amendment Fee
JPMorgan Chase Bank	$94,219.64
Citizens Bank of Pennsylvania	$84,797.69
HSBC Bank USA	$51,820.81
Fleet National Bank	$51,820.81
Wachovia Bank, National Association	$47,109.83
National City Bank of Pennsylvania	$42,398.85
PNC Bank, National Association	$35,332.37

Exhibit A

Form of General Release

General Release

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, know that each of the undersigned, as “Releasors”, hereby release and discharge JPMorgan Chase Bank, Wachovia Bank, National Association, PNC Bank, National Association, National City Bank Of Pennsylvania, HSBC Bank USA, Fleet National Bank, Citizens Bank Of Pennsylvania (collectively, the “Lenders”), and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the officers, employees, successors and assigns of the Lenders and the Administrative Agent (collectively referred to hereinafter as ‘Releasees”), from all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law or equity, which against the Releasees in any capacity, the Releasors and their successors and assigns can, shall or may have, upon, or by reason of any matter, cause or thing whatsoever arising pursuant to, under or in connection with the “Loan Documents” as defined in the Credit and Guarantee Agreement dated as of June 26, 1997 among the Administrative Agent and the Lenders (or their predecessors in interest), and under all ancillary documents and instruments thereto, and any breach of any agreements, covenants, contracts, promises or variances thereunder, and all transactions and matters occurring thereunder or with respect thereto, from the beginning of time through this date, November 7, 2003.

This General Release is made in consideration of the Lenders and the Administrative Agent entering into the Waiver and Eighth Amendment to the Credit Agreement dated as of November 7, 2003 among the Administrative Agent, the Lenders and the “Borrowers” (as defined in the Credit Agreement), and for other and good and valuable consideration, receipt of which is hereby acknowledged.

IN WITNESS WHEREOF, each of the Releasors has executed this Release or caused this Release to be executed by its duly authorized officer.

Dated: November 7, 2003

Bush Industries, Inc.

By:

Title:

Rohr-Bush GMBH & Co., as a Foreign Subsidiary Borrower

By:

Title:

Bush Viotechnik GMBH, as a Foreign Subsidiary Borrower

By:

Title:

Bush Industries of Pennsylvania, Inc.

By:

Title:

Bush Industries of Ohio, Inc.

By:

Title:

Bush Management, Inc.

By:

Title:

Bush Service Group, Inc.

By:

Title:
Fournier Furniture, Inc.

By:

Title:

The Color Works, Inc.

By:

Title:

Bush Technologies, Inc.

By:

Title: